Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HCA HEALTHCARE, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, HCA Healthcare, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is HCA Healthcare, Inc.

B. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the text of Article VII in its entirety and inserting the following in lieu thereof:

ARTICLE VII

LIMITATION ON LIABILITY

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a current or former director or officer of the Corporation existing at the time of such repeal or modification. For purposes of this Article VII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as the same exists or may hereafter be amended.

C. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

D. The effective date of the foregoing amendment shall be 12:01 a.m. Eastern Time on April 25, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name this 24th day of April 2025.

HCA HEALTHCARE, INC.

By:	/s/ John M. Franck II
Name: John M. Franck II
Title: Vice President – Legal and Corporate Secretary